EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Lisa Wells 212-826-3529
Web Site: www.hartmarx.com

HARTMARX THIRD QUARTER RESULTS CONTINUE TO BE ADVERSELY
IMPACTED BY CONSUMER SPENDING SLOWDOWN AND RETAILERS'
NEAR-TERM NEGATIVE OUTLOOK

CHICAGO, October 1, 2008 - - Hartmarx Corporation (NYSE: HMX) today reported operating results for its third quarter and nine months ended August 31, 2008. Third quarter revenues were $124.0 million compared to $135.2 million in 2007. The net loss was $2.4 million or $.07 per diluted share in the current period compared to net earnings of $.5 million or $.01 per diluted share last year. For the nine months, revenues were $374.5 million compared to $411.2 million in 2007. The net loss was $7.4 million, or $.21 per diluted share in the current year compared to net earnings of $2.5 million or $.07 per diluted share in 2007.

Homi B. Patel, chairman and chief executive officer of Hartmarx, commented, "Our very disappointing third quarter and year-to-date operating results are reflective of a most challenging economic and retail environment. Low consumer confidence, declines in discretionary apparel purchases particularly by professional men, volatility in the financial services sector, large retailers' requests to defer advance order shipments and the deteriorating credit worthiness of small specialty store retailers all contributed to a very difficult quarter. The Company also continues to be adversely impacted by the residual effects of its previously announced strategy to reduce moderate tailored clothing product offerings, resulting in lower sales, increased liquidations of surplus inventories, and losses associated with licensing minimums related to brands which will no longer be marketed in 2009."

Mr. Patel continued, "In this extremely uncertain economy, we are committed to reducing expenses further and improving operational productivity and cash flows, despite its adverse impact on current year revenues and earnings. During the third quarter we disposed of surplus inventories which lowered our gross margin rate but, along with strict disciplines on new inventory commitments, resulted in an $18.6 million or 11% reduction in net inventories, exceeding the percentage revenue decline. We have continued paring down staffing levels in various administrative functions. Fourth quarter results, to be reported in January, will reflect additional severance costs associated with lower staffing levels in general and the closing of a sewing facility in Missouri affecting approximately 150 employees. We also expect by fiscal year-end to reduce leased office and distribution square footage, actions which collectively would adversely impact fiscal 2008 results, but be beneficial to operating results in 2009 and beyond. In light of the current environment, we will continue to carefully review the profit contribution prospects of certain other product lines in relation to their required working capital investment.

We are currently estimating full-year revenues in the range of $490 - $500 million, which would result in fourth quarter revenues in the range of $115 - $125 million. This compares to the prior year fourth quarter and full-year revenues of $151.2 million and $562.4 million, respectively. The fourth quarter net loss excluding non-recurring items is estimated in the range of $.05 - $.10 per diluted share compared to the prior year's fourth quarter loss per diluted share of $.19. This would aggregate to a full year loss per diluted share in the range of $.25 - $.35 in 2008 compared to the prior year loss per diluted share of $.12. While we remain committed to our stated long-term growth strategies, we are operating our business in a very cautious and conservative manner," Mr. Patel concluded.

At August 31, inventories of $148.0 million declined $18.6 million or 11% from the year earlier levels of $166.5 million. The trailing year total debt increase of $21.6 million to $155.9 million at August 31 this year reflected approximately $36 million of outflows attributable to acquisitions, capital expenditures and share repurchases. To date, approximately 1.1 million shares have been repurchased pursuant to the Company's 3 million share authorization; there were no share repurchases during the third quarter.

The third quarter revenue decline was principally attributable to the tailored product categories included in the Men's Apparel Group segment. This segment also included the Monarchy product lines, acquired in August, 2007, which contributed $6.0 million to the current year third quarter revenues ($.9 million of revenues in 2007) and $13.6 million for the nine months. The Women's Apparel Group segment represented approximately 25% of consolidated revenues this year compared to 26% in last year's third quarter.

The third quarter operating loss was $2.1 million in 2008 compared to operating earnings of $3.0 million in 2007. The decline was principally attributable to the Men's Apparel Group segment, although the Women's Apparel Group segment earnings were also lower. The decrease reflected both the $11.2 million decline in sales and a lower gross margin rate of 32.8% for the quarter compared to 34.5% in 2007, resulting principally from fewer full-price sales and the disposition of surplus inventories. Selling, general and administrative expenses for the three months were $43.5 million compared to $44.4 million in 2007 on the lower sales, representing 35.1% of sales compared to 32.8% in 2007. The current period included, among other things, $2.1 million of incremental expenses related to Monarchy, which were more than offset by other expense reductions across the Company. Interest expense declined to $1.8 million compared to $2.0 million in 2007, reflecting lower rates as average borrowing levels were higher. The current period net loss was $2.4 million compared to net earnings of $.5 million in last year's third quarter.

For the nine months, revenues this year were $374.5 million with an operating loss of $7.4 million, compared to sales of $411.2 million and operating earnings of $10.9 million in 2007, reflecting this year's lower sales, gross margins and operating margins in both the Men's Apparel Group and Women's Apparel Group segments. The women's segment represented approximately 23% of consolidated revenues this year compared to 24% in the prior nine-month period. The year-to-date gross margin rate was 33.0% this year compared to 34.7% last year, reflecting fewer full-price sales, the liquidation of surplus inventories and, to a lesser extent, the lower percentage of women's segment sales. Selling, general and administrative expenses for the nine months of 2008 were $132.7 million compared to last year's $133.5 million on the lower sales, representing 35.4% of sales compared to 32.5% in 2007. The current year included $5.8 million of incremental expenses associated with the Monarchy acquisition, which were more than offset by other expense reductions across the Company. Year-to-date interest expense declined to $5.8 million this year compared to $6.8 million in the prior year with the decrease attributable to lower rates as average borrowing levels were higher. The year-to-date net loss was $7.4 million this year compared to net earnings of $2.5 million last year. The year-to-date effective tax benefit rate of 43.7% compared to the prior year's effective tax rate of 38.6% reflected an income tax settlement during the second quarter which had an approximate $1 million favorable impact on the year-to-date recorded tax benefit.

Hartmarx produces and markets business, casual and golf apparel under its own brands, including Hart Schaffner Marx, Hickey-Freeman, Palm Beach, Coppley, Monarchy, Manchester Escapes, Society

Brand, Racquet Club, Naturalife, Pusser's of the West Indies, Brannoch, Sansabelt, Exclusively Misook, Barrie Pace, Eye, Christopher Blue, Pine IV, Wörn, Blue House Drive, One Girl Who . . ., Zooey by alice heller and b.chyll. In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, Pierre Cardin, Perry Ellis, Lyle & Scott, Golden Bear, Jag and Dr. Martens. The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should" or "will" or the negatives thereof or other comparable terminology. Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements. The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business, possible acquisitions and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control. The reader is also directed to the Company's periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company's results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-- Financial Summary Follows --

HARTMARX CORPORATION
--- UNAUDITED FINANCIAL SUMMARY --
     (000's omitted, except per share amounts)

Statement of Earnings	Three Months Ended August 31,		Nine Months Ended August 31,
	2008	2007	2008	2007

Net sales	$123,956	$135,202	$374,479	$411,182
Licensing and other income	808	656	1,833	1,665
	124,764	135,858	376,312	412,847
Cost of goods sold	83,352	88,494	251,074	268,467
Selling, general & administrative expenses	43,468	44,407	132,670	133,498
	126,820	132,901	383,744	401,965
Operating earnings (loss)	(2,056	2,957	(7,432)	10,882
Interest expense	1,803	2,018	5,789	6,795
Earnings (loss) before taxes	(3,859)	939	(13,221)	4,087
Tax provision (benefit)	(1,425)	397	(5,773)	1,578
Net earnings (loss)	$(2,434)	$542	$(7,448)	$2,509

Earnings (loss) per share:
Basic	$(.07)	$.02	$(.21)	$.07
Diluted	$(.07)	$.01	$(.21)	$.07

Average shares: Basic	35,063	36,045	34,942	36,053
Diluted	35,063	36,652	34,942	36,639

 * * *

	August 31,
Condensed Balance Sheet	2008	2007

Cash	$4,765	$5,015
Accounts receivable, net	91,335	96,950
Inventories	147,987	166,548
Prepaid expenses and other assets	34,119	24,123
Goodwill and intangible assets	99,953	99,675
Deferred income taxes	70,131	38,582
Prepaid/intangible pension asset	-	37,843
Net fixed assets	34,818	32,227
Total Assets	$483,108	$500,963

Accounts payable and accrued expenses	$91,823	$92,802
Total debt	155,909	134,338
Accrued pension liability	13,488	8,477
Shareholders' equity	221,888	265,346

Total liabilities and shareholders' equity	$483,108	$500,963

Book value per share	$6.17	$7.24

Selected cash flow data: (year-to-date)

Capital expenditures	$14,749	$8,893
Depreciation of fixed assets	4,097	4,005
Amortization of intangible assets,
long-lived assets and
stock compensation expense	4,325	4,787

This information is preliminary and may be changed prior to filing Form 10-Q.  No investment decisions should be based solely on this data.